Exhibit 12(b)

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599

AMERICA • ASIA PACIFIC • EUROPE

[Date]

The Royce Fund
745 Fifth Avenue
New York, NY 10151

Re:	Reorganization of Royce Small/Mid-Cap Premier Fund and Royce Pennsylvania Mutual Fund

Ladies and Gentlemen:

You have requested our opinion on certain U.S. federal income tax consequences of (i) the acquisition by Royce Pennsylvania Mutual Fund (the “Acquiring Fund”), a series of The Royce Fund, an open-end registered management investment company organized as a Delaware statutory trust (the “Trust”), of substantially all of the assets of Royce Small/Mid-Cap Premier Fund (the “Target Fund”), also a series of the Trust, for newly issued Investment Class shares, Service Class shares and Consultant Class shares of the Acquiring Fund (collectively, the “Acquiring Fund Shares”), and the assumption by the Acquiring Fund of certain liabilities of the Target Fund, (ii) the distribution of Acquiring Fund Shares to the shareholders of the Target Fund according to their respective interests in complete liquidation of the Target Fund (the steps in (i) and (ii) together, the “Reorganization”), and (iii) the termination of the Target Fund after the Closing Date. 1

This opinion letter is furnished pursuant to Section 8(e) of (i) the Plan of Reorganization of the Royce Fund, dated as of [•], 2019, on behalf of the Acquiring Fund and the Target Fund (the “Plan”), as a condition of closing.

In rendering our opinion, we have reviewed and relied upon (a) the Plan, (b) the Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “1933 Act”) (including the Proxy Statement and Prospectus and Statement of Additional Information that was filed pursuant to Rule 497 under the 1933 Act), (File No. [•]) , as amended and supplemented to date (the “N-14 Registration Statement”), and (c) certain representations concerning the Reorganization made by the Trust on behalf of the Acquiring Fund and the Target Fund in a letter dated [•], 2019 (the ”Representations”).

Based upon current law, including cases and administrative interpretations thereof

[1] Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Plan.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

[Date]

and on the reviewed materials listed above, and subject to the conditions and limitations set forth herein, it is our opinion that:

•    The transactions contemplated by the Plan will qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code and that the Target Fund and Acquiring Fund will be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

•     No gain or loss will be recognized by the Target Fund upon (i) the transfer of the assets of the Target Fund to the Acquiring Fund in exchange for the assumption by the Acquiring Fund of substantially all of the liabilities of the Target Fund and the Acquiring Fund Shares or (ii) the distribution of Acquiring Fund Shares by the Target Fund to its shareholders in exchange for their Target Fund shares, except for any gain or loss that may be required to be recognized solely as a result of the close of the Target Fund’s taxable year due to the Reorganization or as a result of the transfer of any stock in a passive foreign investment company as defined in Section 1297(a) of the Code;

•     No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Target Fund solely in exchange for the issuance of Acquiring Fund Shares to the Target Fund and the assumption of substantially all of the liabilities of the Target Fund by the Acquiring Fund;

•     The tax basis of the assets of the Target Fund acquired by the Acquiring Fund will be the same as the tax basis of those assets in the hands of the Target Fund immediately before the transfer, except for certain adjustments that may be required to be made solely as a result of the close of the Target Fund’s taxable year due to the Reorganization or as a result of gain recognized on the transfer of certain assets of the Target Fund;

•     The tax holding period of the assets of the Target Fund in the hands of Acquiring Fund will include the Target Fund’s tax holding period for those assets, except for any assets which may be marked to market for U.S. federal income tax purposes on the termination of the Target Fund’s taxable year or on which gain was recognized on the transfer to the Acquiring Fund;

•     Target Fund shareholders will not recognize any gain or loss upon the exchange of their Target Fund shares solely for Acquiring Fund Shares as part of the Reorganization;

•     The tax basis of Acquiring Fund Shares received by Target Fund shareholders in the Reorganization will be the same as the tax basis of their Target Fund shares surrendered in the exchange; and

•     The tax holding period of Acquiring Fund Shares that Target Fund shareholders receive will include the tax holding period of Target Fund shares surrendered in the exchange,

[Date]

provided that such shareholders held Target Fund shares as capital assets on the date of the exchange.

In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such statutes, regulations, judicial authorities, administrative interpretations and other authorities are subject to change. Any such changes may be retroactive and could have an effect on the conclusions stated herein. We undertake no obligation to update this opinion or advise you of any such changes unless we are specifically engaged to do so.

Our opinion represents our best legal judgment with respect to the proper U.S. federal income tax treatment of the Reorganization, based on the facts contained in the Plan, the N-14 Registration Statement and the Representations. Our opinion assumes the accuracy of the facts as described in the Plans, the N-14 Registration Statement and the Representations and could be affected if any of the facts as so described are inaccurate.

We are furnishing this opinion letter to the Trust, solely for the benefit of the Trust, the Board of Trustees of the Trust, and the shareholders of the Target Fund in connection with the Reorganization. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

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